Response to N-SAR for Life Series Funds for the period ending June 30, 2015

Life Series Funds

Item 77I

The Board of Trustees of the First Investors Life Series Funds approved the creation of a new series of the Life Series Funds, designated as First Investors Life Series Real Estate Fund (the "Fund"). A description of the Fund's shares is contained in the Life Series Funds' Prospectus and Statement of Additional Information dated May 1, 2015, which was filed with the Securities and Exchange Commission via EDGAR in the Life Series Funds' registration statement filing pursuant to Rule 485(b) on April 28, 2015 (Accession No. 0000898432-15-000536).